UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2009

KEMET Corporation

(Exact Name of Registrant As Specified In Charter)

Delaware	0-20289	57-0923789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC 29681
(Address of Principal Executive Offices, including  Zip Code)

(864) 963-6300
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

Agreements with Platinum Equity

On May 5, 2009, KEMET Corporation (the “Company”) announced its execution of a credit facility with K Financing, LLC, an affiliate of Platinum Equity Capital Partners II, L.P. (the “Platinum Credit Facility”). The Platinum Credit Facility consists of a term loan of up to $52,500,000, line of credit loans that may be borrowed from time to time (but not reborrowed after being repaid) of up to $12,500,000 and working capital loans of up to $12,500,000.

The term loan must be used to purchase the Company’s 2.25% Convertible Senior Notes due 2026 (the “Notes”) in a tender offer that launched on the date hereof (as described below) and will only be funded to the extent required to purchase Notes accepted for purchase pursuant to the tender offer. The line of credit loans can be used for certain, pre-approved capital expenditures, fees, expenses and other specified costs. The working capital loans can be used for general working capital needs, subject to the satisfaction of certain availability requirements. Borrowings under the Platinum Credit Facility, including the term loan, are subject to the satisfaction or waiver of certain conditions, including the consummation of the tender offer on the terms described in the Offer to Purchase (as defined below) or otherwise to the satisfaction of K Financing, LLC. If the tender offer is not completed by July 20, 2009, or is otherwise withdrawn, the Platinum Credit Facility will terminate.

At the Company’s option, the term loan facility will accrue interest at a rate of 9% for cash payment, or cash and payment in-kind (PIK) interest at the rate of 12% per annum, with the cash portion being 5% and the PIK portion being 7%. The working capital loan and the line of credit loans will accrue interest at a rate equal to the greater of (i) LIBOR + 700 basis points, or (ii) 10%, payable monthly in arrears. The term loan will mature on November 15, 2012 and the working capital loan and the line of credit loans will mature on the second anniversary of the consummation of the tender offer.

The Company’s ability to draw funds under the Platinum Credit Facility is conditioned upon, among other matters:

•                  consummation of the tender offer in accordance with the terms of the Offer to Purchase filed as Exhibit (a)(1)(i) (the “Offer to Purchase”) to the Company’s Schedule TO filed with the SEC on the date hereof (which requires the tender of at least $166,250,000 in aggregate principal amount of the outstanding Notes, representing 95% of the outstanding Notes) or otherwise in a manner satisfactory to K Financing, LLC;

•                  execution and delivery of the Closing Warrant (as defined below) and Investor Rights Agreement (as defined below);

•                  entry into the UniCredit Amendments (as defined below);

•                  the representations and warranties made by the Company in the Platinum Credit Facility continuing to be correct in all material respects;

•                  delivery of customary officers’ certificates, financial statements, evidence of insurance and legal opinions;

•                  the absence of certain defaults under the Platinum Credit Facility and other existing debt arrangements;

•                  the absence of government restrictions to fund the Platinum Credit Facility;

•                  the payment of certain fees and expenses incurred in connection with the Platinum Credit Facility; and

•                  the perfection of K Financing, LLC’s security interest in certain of the collateral pledged under the Platinum Credit Facility.

The Platinum Credit Facility contains certain financial maintenance covenants, including requirements that the Company maintain a minimum consolidated EBITDA and fixed charge coverage ratio and limitations on capital expenditures by the Company and its subsidiaries. In addition, the Platinum Credit Facility also contains limitations on the incurrence of indebtedness, the granting of liens, the sale of assets, sale and leaseback transactions, fundamental corporate changes, entering into investments, the payment of dividends, voluntary or optional payment and prepayment of indebtedness (including the Notes) and other limitations customary to secured credit facilities.

The Company’s obligations to K Financing, LLC arising under the Platinum Credit Facility are secured by substantially all of the Company’s assets located in the United States, Mexico, Indonesia and China (other than accounts receivable owing by account debtors located in the United States, Singapore and Hong Kong, which exclusively secure obligations to Vishay Intertechnology, Inc.). As further described in the Offer to Purchase (as defined below), in connection with providing the Platinum Credit Facility to the Company, K Financing, LLC and UniCredit Corporate Banking S.p.A. (“UniCredit”) entered into a letter of understanding with respect to their respective guarantor and collateral pools, and the Company’s assets in Europe that are not pledged to either lender. The letter of understanding also sets forth each lender’s agreement not to interfere with the other’s exercise of remedies with respect to its respective collateral pool.

If the tender offer is not consummated, in connection with the Platinum Credit Facility, the Company will grant K Financing, LLC a warrant (the “Termination Warrant”) to purchase up to 4,442,047 shares of the Company’s common stock, subject to certain adjustments, representing approximately 5.0% of the Company’s outstanding common stock on a fully-diluted post-Termination Warrant basis. The Termination Warrant will only be issued in the event that the tender offer is not consummated and will be exercisable at a purchase price of $0.69 per share at any time prior to the seventh anniversary of its date of issuance. The issuance of shares under the Termination Warrant will have a dilutive impact on the Company’s stockholders. As a result, the market price of the Company’s common stock and the trading price of the Notes could decline.

If the tender offer is consummated and the term loan under the Platinum Credit Facility closes, the Company will grant K Financing, LLC a warrant (the “Closing Warrant”) to purchase up to 80,544,685 shares of its common stock, subject to certain adjustments, representing approximately 49.9% of the Company’s outstanding common stock on a post-Closing Warrant basis. The Closing Warrant will only be issued in the event that the tender offer is consummated and will be exercisable at a purchase price of $0.50 per share, subject to certain adjustments, at any time prior to the tenth anniversary of its date of issuance. The issuance of the Closing Warrant may be deemed an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If such an ownership change is deemed to occur, the amount of the Company’s taxable income that can be offset by the Company’s net operating loss carryovers in taxable years after the ownership change will be limited. The Company believes that the issuance of the Closing Warrant will likely not be deemed an ownership change for purposes of Section 382 of the Code although the matter is not free from doubt. In addition, the exercise of the Closing Warrant may give rise to an ownership change for purposes of Section 382 of the Code.

Upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, the Company will also enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with K Financing, LLC. Pursuant to the terms of the Investor Rights Agreement, the Company has, subject to certain terms and conditions, granted K Financing, LLC board observation rights which would permit K Financing, LLC to designate up to three individuals to observe Board meetings and receive information provided to the Board. In addition, the Investor Rights Agreement provides K Financing, LLC with certain preemptive rights. Subject to the terms and limitations described in the Investor Rights Agreement, in connection with any proposed issuance of securities, the Company would be required to offer to sell to K Financing, LLC a pro rata portion of such securities equal to the percentage determined by dividing the number of shares of common stock held by K Financing, LLC plus the number of shares of common stock issuable upon exercise of the Closing Warrant, by the total number of shares of common stock then outstanding on a fully diluted basis. The Investor Rights Agreement also provides K Financing, LLC with certain registration and information rights.

In addition, upon consummation of the tender offer, the Company will also enter into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”) for a term of at least four years, pursuant to which the Company will pay an annual fee of $1,500,000 to Platinum Advisors for certain advisory services.

The foregoing summary is qualified in its entirety by reference to the Platinum Credit Facility, the Form of Investor Rights Agreement, the Form of Termination Warrant, the Form of Closing Warrant and the Form of Corporate Advisory Services Agreement, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The Platinum Credit Facility contains representations and warranties that the parties made to and solely for the benefit of the express parties thereto. The assertions embodied in those representations and warranties are qualified in information contained in a confidential disclosure letter that the Company delivered to K Financing, LLC in connection with signing the Platinum Credit Facility. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure letter. This disclosure letter contains information that has been included in the Company’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Platinum Credit Facility, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Tender Offer for 2.25% Convertible Senior Notes due 2026

In connection with the Platinum Credit Facility, the Company announced that it commenced a cash tender offer to purchase any and all of its outstanding Notes. The tender offer is made pursuant to the Offer to Purchase dated May 5, 2009 and accompanying Letter of Transmittal dated May 5, 2009, which more fully set forth the terms and conditions of the tender offer. The tender offer will expire at 11:59 p.m., New York City time, on June 2, 2009, unless extended or earlier terminated.

Attached hereto as Exhibit 99.1 and incorporated herein by reference is the press release announcing the tender offer.

Amendments to the UniCredit Facilities

In connection with the commencement of the tender offer, the Company has entered into certain amendments to its €60 million credit facility (“Facility A”) and €35 million credit line (“Facility B”), each with UniCredit (the “Facility A Amendment” and the “Facility B Amendment,” respectively, and collectively, the “UniCredit Amendments”). The Facility A Amendment would, among other things, amend certain financial covenants in Facility A to align them with the financial covenants under the Platinum Credit Facility, though at lower levels, modify the scheduled amortization of Facility A and narrow the scope of an asset sale mandatory prepayment covenant. The Facility B Amendment would, among other things, modify the scheduled amortization of Facility B, extend the maturity date of Facility B to April 1, 2013 and remove a mandatory prepayment trigger upon a change of ownership of the Company in the event that K Financing, LLC or its affiliates acquires ownership or control of the Company. The UniCredit Amendments will become effective only if we consummate the tender offer on or before June 10, 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directrs; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information provided in Item 1.01 with respect to the Investor Rights Agreement is hereby incorporated by reference into this Item 5.02.

Item 8.01	Other Events.

The information provided in Item 1.01 is hereby incorporated by reference to this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)                               Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEMET Corporation

/s/ William M. Lowe Jr.
Date: May 5, 2009	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Credit Agreement, dated as of May 5, 2009, by and among the Company and K Financing LLC (incorporated by reference to Exhibit (b)(1) filed with the Company’s Schedule TO, filed with the SEC on May 5, 2009).

10.2	Form of Investor Rights Agreement (incorporated by reference to Exhibit (d)(10) filed with the Company’s Schedule TO, filed with the SEC on May 5, 2009).

10.3	Form of Closing Warrant to K Financing, LLC for Purchase of Stock of the Company (incorporated by reference to Exhibit (d)(8) filed with the Company’s Schedule TO, filed with the SEC on May 5, 2009).
10.4

Form of Termination Warrant to K Financing, LLC for Purchase of Stock of the Company (incorporated by reference to Exhibit (d)(9) filed with the Company’s Schedule TO, filed with the SEC on May 5, 2009).

10.5

Form of Corporate Advisory Services Agreement between the Company and Platinum Equity Advisors, LLC (incorporated by reference to Exhibit (d)(11) filed with the Company’s Schedule TO, filed with the SEC on May 5, 2009).

99.1	Press Release, dated May 5, 2009 (incorporated by reference to Exhibit (a)(5) filed with the Company’s Schedule TO, filed with the SEC on May 5, 2009).